Exhibit 10.1

CABELA’S INCORPORATED

FIRST AMENDMENT OF THE
THIRD AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

THIS FIRST AMENDMENT OF THE THIRD AMENDED AND RESTATED DEFERRED COMPENSATION PLAN is hereby adopted this 31st day of December, 2004, by Cabela’s Incorporated (the “Employer”) in its capacity as Sponsoring Employer of the Cabela’s Incorporated Third Amended and Restated Deferred Compensation Plan (the “Plan).

WHEREAS, the Employer has historically maintained the Plan to allow a select group of management and highly compensated employees of the Employer to make elections to defer compensation from Base Salary or Incentive Compensation into the Plan and to defer compensation beyond the vesting schedule of Mandatory Deferred Bonuses in the Plan;

WHEREAS, as there has been a change in applicable law and guidance regulating non-qualified deferred compensation, Management has implemented a cessation of all deferral of compensation in the Plan effective as of December 31, 2004, and the Employer desires to freeze as of such date, any deferred compensation in the Plan that is earned and vested effective as of December 31, 2004, so as to prevent the application of Internal Revenue Code (“Code”) Section 409A to such vested deferred compensation;

WHEREAS, the Employer further desires to amend the Plan to bring the provisions of the Plan affecting amounts deferred under the Plan that are not fully vested as of December 31, 2004, into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, effective as of January 1, 2005; and

WHEREAS, Section 8.1 of the Plan allows for the amendment of the Plan by the Employer.

NOW, THEREFORE, the Employer hereby amends the Plan as follows:

1.  Cessation of Deferral of Compensation. All deferral of compensation, including elective deferrals of Base Salary, Incentive Compensation and Mandatory Deferred Bonuses shall cease effective as of December 31, 2004. No deferral of compensation shall be allowed under the Plan after December 31, 2004.

2.  Compliance with Section 409A. It is intended that this Amendment bring the Plan into compliance with Section 409A of the Internal Revenue Code, as amended, (“Code”) for only those deferred compensation amounts which are not earned and fully vested as of December 31, 2004. Notwithstanding any provision in the Plan to the contrary, for those amounts of Deferred Bonuses which are not earned and fully vested as of December 31, 2004, no election may be made by a Participant for further deferral of such amounts after December 31, 2004, and no election may be made by a Participant as to the form of payment or timing of payment of such amounts after December 31, 2004. All such amounts shall be paid within thirty (30) days of the vesting date in accordance with Section 6.3 of the Plan and the Employer shall not have the right to accelerate the timing of such payments or change the form of such payments. If any provision of this Amendment or the Plan shall be held invalid, unenforceable or in violation of Section 409A of the Code, such provision shall be reformed, to the extent possible, to be construed in compliance with Section 409A of the Code.

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3.  Declared Rate. The term “Prime Rate” as used in the definition of “Declared Rate” of Section 2.7 of the Plan shall mean the prime rate as published in the Wall Street Journal, Midwest Edition on the third Tuesday of the month of June and on the third Tuesday of the month of December or, in the event that the Wall Street Journal, Midwest Edition does not carry said rate, then the prime rate as published in a comparable newspaper. The Prime Rate shall be adjusted semi-annually to reflect the prime rate determined as on the third Tuesday of the month of June and on the third Tuesday of the month of December of each calendar year.

4.  Effective Date. The effective date of this First Amendment shall be December 31, 2004.

5.  Continuing Effect. Except as hereby amended, the Plan shall be administered in accordance with the terms of the Plan as in effect prior to this Amendment.

DATED THIS 31st day of December, 2004.

CABELA’S INCORPORATED,
Sponsoring Employer

By:	/s/ Ralph W. Castner
Ralph W. Castner,
Vice President and
Chief Financial Officer

PARTICIPATING EMPLOYER CONSENTS TO THE FIRST AMENDMENT OF THE THIRD
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

The undersigned Participating Employer of the Cabela’s Incorporated Third Amended and Restated Deferred Compensation Plan hereby consents to the foregoing First Amendment of said Plan.

DATED THIS 31st day of December, 2004.

WORLD’S FOREMOST BANK,
A Nebraska State Chartered Bank,
Participating Employer

By:	/s/ David A. Roehr
David A. Roehr, President

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CABELA’S INCORPORATED

THIRD AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

ARTICLE 1
ESTABLISHMENT/AMENDMENT AND PURPOSE OF PLAN

1.1  Establishment/Amendment of Former Plan. This Third Amended and Restated Deferred Compensation Plan is established by Cabela’s Incorporated (“Sponsoring Employer”) and, effective January 1, 2004, shall amend and restate the Cabela’s Incorporated Second Amended and Restated Deferred Compensation Plan which was effective as of January 1, 2000 (the “Former Plan”), and which amended and restated the Cabela’s, Incorporated Deferred Compensation Plan dated effective as of September 28, 1994, which amended and restated the Cabela’s Incorporated Executive Wealth Accumulation Plan dated effective December 1, 1989.

1.2  Purpose of Plan. The purpose of the Plan is to provide a deferred compensation arrangement and deferred bonus arrangement for a select group of management or highly compensated employees of Employer (as defined below). The Plan is intended to be an unfunded plan qualifying as a “top hat” plan for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and for purposes of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE 2
DEFINITIONS

2.1  Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant, as provided in Article 5, to receive any benefits payable under the Plan.

2.2  Board. “Board” means the Board of Directors of Sponsoring Employer.

2.3  Change in Control. “Change in Control” means, with respect to an Employer, the occurrence of any of the following events:

a.  The acquisition (other than from Employer) by any person, entity or affiliated group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding for this purpose the Sponsoring Employer or its subsidiaries or any employee benefit plan of the Sponsoring Employer or its subsidiaries which acquires “beneficial ownership” (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of voting securities of the Sponsoring Employer of more of either the then outstanding shares of Common Stock or the combined voting power of the Sponsoring Employer’s then outstanding voting securities entitled to vote generally in the election of directors than the outstanding shares or combined voting power owned or controlled directly or indirectly by Richard N. Cabela and James W. Cabela, their spouses, their lineal descendants and trusts established for the benefit of any of said parties, collectively; or

b.  Approval by the stockholders of the Sponsoring Employer of either a reorganization, or merger, or consolidation, with respect to which persons who were the stockholders of the Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entities then outstanding voting securities, or a liquidation or dissolution of the Sponsoring Employer, or the sale of all or substantially all of the assets of the Sponsoring Employer; or

c.  Any other event or series of events which is determined by the Board to constitute a Change in Control for purposes of the Plan.

2.4  Committee. “Committee” means the Committee appointed by the Board to administer the Plan pursuant to Article 3.

2.5  Common Stock. “Common Stock” means the voting Common Stock of the Sponsoring Employer.

2.6  Compensation. “Compensation” or “Total Compensation” means the Base Salary and Incentive Compensation payable to a Participant during a Plan Year.

a.  Base Salary. “Base Salary” means all cash payable to a Participant by an Employer as remuneration for services rendered during a Plan Year and shall be determined prior to any reduction for amounts deferred by a Participant under an Employer-sponsored 401(k) plan and an Internal Revenue Code Section 125 plan. However, Base Salary shall be calculated so as to exclude any Employer matching contributions or other contributions to the Participant’s 401(k) plan account, as well as any other non-taxable and/or non-cash compensation payable to the Participant by his Employer.

b.  Incentive Compensation. “Incentive Compensation” means any cash bonus awarded or allocated to a Participant by the Employer during a Plan Year.

2.7  Declared Rate. “Declared Rate” means an interest rate equal to the Prime Rate plus one and seventy-five hundredths percent (1.75%). “Prime Rate” shall mean the prime rate as published in the Wall Street Journal, Midwest Edition on the third Tuesday of each month or, in the event that the Wall Street Journal, Midwest Edition does not carry said rate, then the prime rate as published in a comparable newspaper. The Prime Rate shall be adjusted monthly to reflect the Prime Rate determined as of the third Tuesday of each month. Interest shall be calculated to take into account the amount of any Deferred Compensation credited and any distributions made since the immediately preceding Determination Date.

2.8  Deferral Election. “Deferral Election” means Participant’s written election to defer Base Salary and/or Incentive Compensation.

2.9  Deferred Compensation. “Deferred Compensation” means the amount of Base Salary and/or Incentive Compensation voluntarily deferred by a Participant pursuant to the Deferral Election in effect at the time of deferral and any mandatory Deferred Bonuses allocated to the Participant.

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2.10  Deferred Bonuses. “Deferred Bonuses” means Incentive Compensation allocated to Participants that are designated for mandatory deferral by Employer. Deferred Bonuses shall not include any part of Incentive Compensation allocated to Participants that are designated for deferral by the Participant.

2.11  Deferred Compensation Account. “Deferred Compensation Account” means the account maintained on the books of account of each Employer for each Participant employed by it which reflects the amount of Deferred Compensation accrued for the Participant under the Plan plus accrued interest thereon at the Declared Rate. A Participant’s Deferred Compensation Account shall not constitute or be treated as a trust fund of any kind.

2.12  Determination Date. “Determination Date” means the date on which the amount of a Participant’s Deferred Compensation Account is determined as provided in Article 4 hereof. The last day of each calendar quarter shall be a Determination Date and any other date so determined by the Employer.

2.13  Disability. “Disability” or “Disabled Participant” means a physical or mental condition of a Participant, resulting from a bodily injury or disease or mental disorder, which renders a Participant incapable of continuing the further performance of the Participant’s normal employment activities with his Employer. A Participant who has been determined to be disabled for purposes of receiving benefits under a long-term disability plan maintained by his Employer shall be automatically designated as a “Disabled Participant”. If his Employer does not maintain a long-term disability plan, the Committee, in its sole and absolute discretion, shall determine if a Participant is “Disabled” for purposes of the Plan.

2.14  Employee. “Employee” means any person who performs services for an Employer and to whom the Employer pays compensation on a regular basis.

2.15  Employer. “Employer” means the Sponsoring Employer and any successor to the business thereof and any subsidiary of the Sponsoring Employer whose board of directors adopts this Plan.

2.16  Maximum Investment Amount. "Maximum Investment Amount" is the maximum amount of Deferred Compensation and earnings that an individual Participant shall be allowed to have in his Deferred Compensation Account at any given time during the Plan Year. The Maximum Investment Amount shall be exclusive of any non-vested mandatory Deferred Bonuses for the applicable Participant.

2.17  Maximum Plan Limit. "Maximum Plan Limit" shall mean the aggregate of all amounts credited to the Deferred Compensation Accounts of all Plan Participants at any given time during the Plan Year, exclusive of any non-vested mandatory Deferred Bonuses for all Participants then participating in the Plan.

2.18  Participant. “Participant” means any Employee identified and selected for participation in the Plan by the Committee and who elects to defer compensation or with respect to whom mandatory Deferred Bonuses are currently credited under the Plan. As of the effective date of this amendment and restatement, all existing Participants, regardless of job grade, may continue in the Plan subject to prior approval by the Committee.

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2.19  Participation Agreement. “Participation Agreement” means the agreement in such form as may be determined by the Committee from time to time between Employer and a Participant respecting the Participant’s participation in the Plan.

2.20  Payment Event. “Payment Event” shall have the meaning set forth in Section 5.1.

2.21  Plan. “Plan” means the Cabela’s Incorporated Third Amended and Restated Deferred Compensation Plan. Unless the context otherwise signifies, “Plan” shall also mean the prior plans referred to in Section 1.1 above.

2.22  Plan Year. “Plan Year” means a twelve (12) month period commencing each January 1st and ending each December 31st or such other Plan Year as determined by the Committee. This amendment and restatement will create a short Plan Year from October 1, 2003, until December 31, 2003.

2.23  Publicly Traded. “Publicly Traded” shall mean the Common Stock is listed on a domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market.

2.24  Reasonable Cause. The employment of a Participant with an Employer shall be deemed to have been terminated for “Reasonable Cause” if the Participant is terminated as a result of any of the following circumstances:

a.  The Participant shall have committed an act or acts involving self-dealing, embezzlement, theft, dishonesty, chronic absenteeism, or breach of the duty of loyalty to his Employer;

b.  The Participant shall have been convicted of a felony or any misdemeanor involving moral turpitude, or shall have engaged in illegal conduct or other wrongful conduct seriously detrimental to the business or reputation of an Employer;

c.  The Participant shall have committed an intentional and willful act of race, sex, national origin, religion, handicap or age-based discrimination;

d.  There is a repeated and demonstrable failure on the part of the Participant to perform his duties as an employee or to abide by policies and procedures of his Employer and where the Participant fails to substantially remedy the failure within a reasonable period of time after receipt of written notice of such failure from such Employer; or

e.  The Participant breaches any obligation to the Sponsoring Employer or any of its subsidiaries under any proprietary matters, confidentiality or non-competition agreement or covenant entered into by the Participant in favor of the Employer.

2.25  Service Period. “Service Period” means any period of time during which a Participant performs services for which he receives Compensation during a Plan Year. A Service Period may extend for any period of time elected by a Participant, but shall not be less than one (1) calendar month.

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2.26  Sponsoring Employer. “Sponsoring Employer” means Cabela’s Incorporated.

2.27  Spouse. “Spouse” means a Participant’s wife or husband who was lawfully married to the Participant prior to and at the time of the Participant’s retirement, death or separation from service as an Employee.

2.28  Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or any other circumstance deemed by the Committee in its sole discretion as an appropriate circumstance to trigger a Payment Event. The circumstances that will constitute an “Unforeseeable Emergency” will depend upon the facts of each case, but, in any case, payment may not be made in the event that such hardship is or will likely, in the judgment of the Committee, be relieved:

a.  Through reimbursement or compensation by insurance or otherwise;

b.  By liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or

c.  By cessation of deferrals under the Plan.

ARTICLE 3
ADMINISTRATION

3.1  Committee; Duties.

a.  Generally. The Plan shall be administered by the Committee. Members of the Committee may be Participants under the Plan. The Committee shall also have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. The Committee shall consist of three members of senior management and/or directors and shall have sole and unrestricted discretion as to decisions regarding any payout of Plan benefits. Any decision relating to a payout from the Plan must be made by unanimous decision of the Committee.

b.  Selection and Termination of Participants. The Committee shall identify and select Employees who shall be eligible to participate in the Plan. The Committee may terminate participation of any Participant on a prospective basis at any time upon written notice to the Participant.

c.  Participant Statements. The Committee shall provide written notice to all Participants of each Participant's Deferred Compensation Account on an annual basis.

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d.  Participant Member. In the event that a member of the Committee is also a Participant of the Plan and makes a request regarding a distribution from the Plan, the Committee shall not vote on approval or denial of his request for a distribution under the Plan. Any request by a member of the Committee who is also a Participant in the Plan must be made in writing and submitted for approval or denial to the Compensation Committee of the Sponsoring Employer, which shall have final authority regarding such request.

3.2  Agents. In the administration of the Plan, the Committee may, from time to time, employ an agent and delegate to it such administrative duties as it sees fit and may, from time to time, consult with counsel who may be counsel to one or more of the Employers.

3.3  Binding Effect of Decisions. The decision or action of the Committee, the Board of the Sponsoring Employer or the Compensation Committee thereof, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder, shall be final and conclusive and binding upon all persons having any interest in the Plan.

3.4  Indemnity of Committee. Each Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by the Committee or any of its members.

ARTICLE 4
DEFERRED COMPENSATION ACCOUNT

4.1  Participation Agreement; Account. Each Participant shall enter into a Participation Agreement with his Employer at the time of initial participation in the Plan. Each Employer shall establish for each Participant employed by Employer a Deferred Compensation Account, which account shall be administered pursuant to the terms and provisions of this Plan. If the Sponsoring Employer serves as a common paymaster, the Participation Agreements may be entered into by the Sponsoring Employer on behalf of the Employers.

4.2  Deferral Election. A Participant may elect to defer the receipt of his Base Salary in any amount after the payment of all required or separately authorized withholding from his Base Salary. A Participant may elect to defer an amount certain or a set percentage of his Base Salary by delivering a Participation Agreement to the Committee at least fourteen (14) days prior to the beginning of the Service Period for which the deferral is to apply. The deferral percentage or amount elected in a Deferral Election shall be applied to the Participant’s Base Salary at the beginning of the first Service Period to which the Deferral Election applies and the resulting dollar amount shall be the amount of Base Salary that will be deferred in each pay period until the deferral election is terminated. A Participant may elect to defer the receipt of his Incentive Compensation (including Deferred Bonuses), if any, in any amount after the payment of all required or separately authorized withholding from his Incentive Compensation or Deferred Bonuses. A Participant may elect to defer an amount certain or a set percentage of his Incentive Compensation (including Deferred Bonuses) by delivering a Participation Agreement to the Committee prior to the date the Board makes a final determination to award Incentive Compensation to such Participant. Deferred Bonuses shall automatically be placed in the Participant’s Deferred Compensation Account subject to the vesting provisions as described in Section 6.2 below.

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4.3  Termination of Deferral Election. The Deferral Election of any Participant whose future participation in the Plan is terminated by the Committee shall be deemed terminated immediately upon notice of termination of participation by the Committee. Any Participant who elects to defer any portion of his Base Salary or Incentive Compensation may terminate or change the election by delivering written notice to the Committee at least fourteen (14) days prior to the date on which the deferral is to terminate or effective date of such changes. Any Participant who elects to defer any Incentive Compensation may terminate or change the election by delivering written notice to the Committee at least fourteen (14) days prior to the date the Board makes a final determination to award any Incentive Compensation to such Participant.

4.4  Vesting. A Participant shall be one hundred percent (100%) vested in his Deferred Compensation Account at all times, except amounts attributable to Deferred Bonuses and earnings thereon which shall be subject to the vesting provisions as provided in Section 6.2 below.

4.5  Withholding. Any amounts required to be withheld from the Participant’s Deferred Compensation pursuant to federal, state or local law shall be withheld from the non-deferred portion of the Participant’s Compensation. Upon the occurrence of a Payment Event, to the extent required by law in effect at the time payments are made, the Employer shall withhold from payments made hereunder any taxes required to be withheld pursuant to federal, state or local law.

4.6  Maximum Investment Amount. The Deferred Compensation Account of each Participant shall be subject to a Maximum Investment Amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), exclusive of any non-vested Deferred Bonuses for the Participant. In the event that a Participant's Deferred Compensation Account equals or exceeds the Maximum Investment Amount, all deferral contributions shall cease and any Deferred Compensation, vested Deferred Bonuses and any accrued interest thereon in excess of the Maximum Investment Amount will be paid to the Participant on a quarterly basis.

4.7  Maximum Plan Limit. The Plan shall have an aggregate Maximum Plan Limit of Twenty-Five Million and No/100 Dollars ($25,000,000.00), exclusive of any non-vested Deferred Bonuses for all Participants then participating in the Plan. In the event that an aggregation of all Participants' Deferred Compensation Accounts, exclusive of any non-vested Deferred Bonuses, equals or exceeds the Maximum Plan Limit, all deferral contributions shall cease and any Deferred Compensation, vested Deferred Bonuses and any accrued interest thereon in excess of the Maximum Plan Limit will be apportioned to each Participant based on the ratio that each Participant's Deferred Compensation Account, exclusive of any non-vested Deferred Bonuses, bears to the total of all Participants' Deferred Compensation Accounts, exclusive of any non-vested Deferred Bonuses, and an amount equal to such apportioned amount shall be paid to Participants on a quarterly basis.

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4.8  Determination of Deferred Compensation Account. A Participant’s Deferred Compensation Account shall be maintained and administered as provided herein. A Participant's Deferred Compensation Account shall be calculated as of each Determination Date. The balance of the Deferred Compensation Account as of the immediately preceding Determination Date shall be credited with an amount equal to the Deferred Compensation deferred by the Participant and the Deferred Bonuses required pursuant to this Plan to be deferred to the Deferred Compensation Account since the immediately preceding Determination Date. The Deferred Compensation Account shall be debited by the amount of any distributions from said Account since the immediately preceding Determination Date. Giving effect to the foregoing credits and debits, interest shall be credited to the Account at the Declared Rate. To the extent the Deferred Compensation Account includes non-vested Deferred Bonuses, the amount determined pursuant to the foregoing provisions shall be subject to forfeiture in the event the Deferred Bonuses do not fully vest in accordance with the terms of Section 6.2 below.

4.9  Annual Reporting. Within one hundred twenty (120) days following the end of each Plan Year, the Committee shall provide to each Participant a statement setting forth the value as of the last day of the preceding Plan Year of the Participant’s Deferred Compensation Account.

ARTICLE 5
PAYMENT OF DEFERRED COMPENSATION

5.1  Payment Events. Each Participant shall be entitled to payment equal to the balance of such Participant’s Deferred Compensation Account (other than non-vested Deferred Bonuses and earnings thereon) as of the earliest to occur of the following events (hereinafter “Payment Event”):

a.  Termination of employment with his Employer for any reason, unless the Participant immediately becomes employed by another Employer.

b.  Death.

c.  Disability (as defined in Section 2.13).

d.  Withdrawal from the Plan by the Participant’s Employer.

Any payment made as a Payment Event shall be made pursuant to Section 5.4.

The portion of a Participant’s Deferred Compensation Account attributable to vested Deferred Bonuses, which are not deferred beyond the date of vesting pursuant to a Deferral Election and earnings thereon, shall be paid in accordance with the terms of Section 6.3 below. The portion of a Participant’s Deferred Compensation Account attributable to non-vested Deferred Bonuses shall be subject to forfeiture in accordance with the terms of Section 6.2 and 6.3 below.

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5.2  Optional Payment Event. Upon the attainment of sixty (60) years of age or twenty (20) years of service with Employer or a combination of twenty (20) years of service with the Sponsoring Employer and/or any Employer (hereinafter "Optional Payment Event"), a Participant may request an in-service distribution of deferred compensation equal to the amount of the balance of such Participant's Deferred Compensation Account (other than non-vested Deferred Bonuses and earnings thereon) by submitting a written request to the Committee with verification of the Optional Payment Event. The Committee, in its sole and absolute discretion, shall decide whether to allow a distribution upon an Optional Payment Event upon the receipt of a written request from a Participant. Any payment allowed as an Optional Payment Event shall be made pursuant to Section 5.4.

5.3  Unforeseeable Emergency. In addition to the above Payment Events, the Committee may, in its sole and absolute discretion, allow a Participant to withdraw amounts from his Deferred Compensation Account (other than non-vested Deferred Bonuses and earnings thereon) upon the happening of an Unforeseeable Emergency. A Participant may request a distribution due to an Unforeseeable Emergency by submitting a written request to the Committee accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency. Any withdrawal approved by the Committee shall not exceed the amount necessary to meet the Unforeseeable Emergency.

5.4  Form of Payment. Upon initially electing to participate in the Plan, a Participant shall also select the form in which deferred compensation is to be paid to him or his Beneficiary following a Payment Event. The Participant may elect payment in the form of an immediate lump sum payment or in equal annual installment payments over a period of five (5), ten (10) or twelve (12) years. The election may not be altered by the Participant after he commences participation in the Plan; however, the Committee, in its sole and absolute discretion, which may be exercised unreasonably, may alter the form of payment upon a Participant’s request or, on its own accord, the Committee may accelerate the payments of any amounts due a Participant or his Beneficiary. If a Participant fails to elect a form of payment, the Deferred Compensation shall be paid to him or his Beneficiary in equal annual installment payments over a period of twelve (12) consecutive years; subject, however, to the right of the Committee to accelerate any payment. The Committee may exercise its discretion pursuant to this Section without regard to the tax or other impact upon the Participant or the Participant’s Beneficiary. Anything herein to the contrary notwithstanding, in the event the Committee exercises its rights under this Section 5.4 to accelerate payment and the Common Stock is Publicly Traded, his Employer, at its discretion which may be exercised unreasonably, may satisfy any payment to a Participant or his Beneficiary in cash or by distribution in kind of Common Stock in an amount not to exceed the value of the Participant’s Deferred Compensation Account at the occurrence of a Payment Event.

5.5  Timing of Payment Event. If a Participant elects an immediate lump sum payout, Employer shall commence payment to the Participant or the Participant’s Beneficiary, as the case may be, of the Participant’s Deferred Compensation Account within one hundred eighty (180) calendar days after the occurrence of a Payment Event. In the event that a Participant elects a distribution in installment payments over a period of five (5), ten (10), or twelve (12) years, the distributions would begin within one hundred eighty (180) calendar days after the occurrence of a Payment Event. Any unpaid balances will continue to accrue interest until the balance is paid to the Participant or his Beneficiary.

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5.6  Beneficiary Designation. Each Participant shall have the right to designate a primary and contingent Beneficiary to receive any payment, which may be payable hereunder following Participant’s death. Such beneficiary designation shall be delivered in writing to the Committee and may be changed at any time by a subsequent written notice to the Committee. The last written designation delivered to the Committee prior to the Participant’s death shall control. Such beneficiary designation shall become effective only when received by the Committee. If a Participant fails to designate a Beneficiary, or if his beneficiary designation is revoked by operation of law and he does not designate a new Beneficiary, or if all persons designated as Beneficiary predecease the Participant or die prior to complete distribution of Participant’s Deferred Compensation Account, remaining payments shall be made to the legal representative of Participant’s estate. Any payment of a Participant’s Deferred Compensation Account to the Beneficiary in accordance with this Section and Sections 5.4 and 5.5 shall release Employer from all future liability hereunder.

ARTICLE 6
MANDATORY DEFERRED BONUSES

6.1  Investment of Deferred Bonuses. Any Deferred Bonuses declared for a Participant shall be contributed to the Participant’s Deferred Compensation Account and shall be credited interest at the Declared Rate.

6.2  Vesting and Forfeiture of Deferred Bonuses. The Deferred Bonus that is declared by the Employer to be deferred for a Participant in the first year that such Participant is eligible for Deferred Bonuses ("First Year Deferred Bonus") shall become one hundred percent (100%) vested upon the one year anniversary of the date that the First Year Deferred Bonus was declared by the Employer. The Deferred Bonus that is declared by the Employer to be deferred for a Participant in the second year that such Participant is eligible for Deferred Bonuses ("Second Year Deferred Bonus") shall be subject to the following vesting schedule: fifty percent (50%) of the Second Year Deferred Bonus shall become one hundred percent (100%) vested upon the one year anniversary of the date that the Second Year Deferred Bonus was declared by the Employer and the second fifty percent (50%) of the Second Year Deferred Bonus shall become 100% vested upon the second year anniversary of the date that the Second Year Deferred Bonus was declared by the Employer. Such two-year vesting schedule of the mandatory Deferred Bonuses under the Plan shall apply to any Deferred Bonus declared by the Employer for such Participant in any year subsequent to the Second Year Deferred Bonus until such vesting schedule is modified by the Board or Compensation Committee of the Sponsoring Employer. Except as provided by the following sentence, the non-vested portion of any Deferred Bonus shall be forfeited if the Participant’s employment with the Employer terminates prior to the date determined by the Board for vesting. All Deferred Bonuses of a Participant shall be 100% vested upon termination of employment of the Participant by reason of death or Disability of the Participant, voluntary termination by Participant after Participant's attainment of sixty (60) years of age or twenty (20) years of service with Employer or a combination of twenty (20) years of service with the Sponsoring Employer and/or any Employer; or involuntary termination of the Participant by an Employer without Reasonable Cause after a Change in Control.

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6.3  Payment of Deferred Bonuses. Once vested, Deferred Bonuses plus all earnings thereon shall be paid by Employer within thirty (30) days of the vesting date except to the extent the Participant has elected to defer all or part of such Deferred Bonuses pursuant to a Deferral Election submitted in accordance with the terms of Section 4.2 above, in which case the amount deferred plus all earnings thereon shall be payable as and when the balance of the Participant’s Deferred Compensation Account is paid to the Participant or the Participant’s Beneficiary as provided in this Plan. If a Deferred Bonus vests in increments, the amounts becoming vested which are not subject to a Deferral Election shall be paid within thirty (30) days of vesting and the amounts which are subject to a Deferral Election shall be payable as and when the balance of the Participant’s Deferred Compensation Account is paid to the Participant or the Participant’s beneficiary as provided in this Plan. Any forfeited Deferred Bonuses and any earnings thereon shall be the sole property of the Employer.

ARTICLE 7
CLAIM PROCEDURE

7.1  Claim. A Participant, former Participant, or Beneficiary claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Sponsoring Employer and specifically addressed to the Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown as the date of delivery on the receipt for registration or certification.

7.2  Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

a.  The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b.  As applicable, a description of any additional material or information required and an explanation of why it is necessary; and

c.  An explanation of the Plan’s claim review procedure.

7.3  Review of Claim. Any Participant, former Participant or Beneficiary whose claim or request is denied or who has not received a response within thirty (30) days may request a review of his claim by giving notice in writing to the Committee in the manner specified in Section 7.1 above. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and documents in writing.

7.4  Final Decision. The decision on review shall normally be made within sixty (60) days after the date on which the claimant requests a review. The Committee may extend the time for making the final decision by an additional sixty (60) days by notifying all affected persons in writing. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

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ARTICLE 8
MISCELLANEOUS

8.1  Amendment and Termination of Plan. The Sponsoring Employer may at any time amend or terminate the Plan, provided that no such action shall deprive any Participant or Beneficiary of any payment of Deferred Compensation to which the Participant, former Participant or Beneficiary may have been entitled under the Plan prior to the effective date of such action. Any Employer may terminate its participation in the Plan at any time. Following termination of the Plan or termination of Participation by an Employer, payment of the Deferred Compensation to affected Participants, former Participants and Beneficiaries shall be made in accordance with the provisions of Articles 5 and 6.

8.2  Status of Participants. The Plan constitutes a mere promise by Employers to pay Deferred Compensation to Participants, former Participants or Beneficiaries in the future. The right of a Participant, former Participant or Beneficiary to receive a payment of Deferred Compensation hereunder shall be an unsecured claim against the general assets of the applicable Employer, and neither the Participant, former Participant nor any Beneficiary shall have any rights in or against any specific assets of any Employer. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to be retained in the employ of any Employer or any affiliate of an Employer.

8.3  Limitation on Alienation. A Participant’s right to receive payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by the Participant, creditors of the Participant, the Participant’s Beneficiary or any other party.

8.4  Pronouns. Whenever used in this Plan, the masculine is deemed to include the feminine. Unless the context otherwise clearly indicates, the singular form, whenever used herein, shall mean or include the plural form, where applicable, and vice versa.

8.5  Applicable Law. This Plan shall be construed in accordance with applicable federal law and, to the extent otherwise applicable, the laws of the State of Nebraska.

8.6  Severability. If any provisions of this Plan shall be held invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

8.7  Successors. The provisions of this Plan shall bind and inure to the benefit of the Employers and their respective successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of an Employer, and successors of any such corporation or other business entity.

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IN WITNESS WHEREOF, Cabela’s Incorporated has adopted this Plan as of the 20th day of October, 2003, pursuant to the authority granted by the Board on July 24, 2003.

CABELA’S INCORPORATED

By:	/s/ Ralph W. Castner
Ralph W. Castner,
Vice President and
Chief Financial Officer

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